February 11, 2005
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

I have resigned as principal accountant for Global Pharmatech, Inc. I have read Global Pharmatech, Inc.'s statements included under Item 4.01 of its Form 8-K dated February 28, 2005, and I agree with such statements, except that I am not in a position to agree or disagree with Global Pharmatech, Inc.'s statement that the decision to change accountants was approved by its Board of Directors.

Very truly yours,


/s/ Russell Brennan
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Russell Brennan